Exhibit 22.5

April 8, 2004

Dear Shareholder:

On behalf of management and our Board of Directors, we are pleased to invite you to attend the Annual Meeting of Shareholders of Tesma International Inc. in respect of our year ended December 31, 2003.

This Meeting will be held at the Design Exchange, 2nd Floor, Toronto-Dominion Centre, Ernst & Young Tower, 234 Bay Street, Toronto, Ontario, Canada, commencing at 11:00 a.m. (Toronto time) on Tuesday, May 4, 2004. The Notice of Meeting, Management Information Circular/Proxy Statement and form of proxy for our Class A Subordinate Voting Shares are enclosed with this letter.

Your shares should be represented at the Meeting. If you are unable to attend, please complete, date and sign the enclosed form of proxy, and return it in the envelope provided. Even if you plan to attend the Meeting, you may nevertheless find it convenient to express your views in advance by completing and returning the proxy form.

Non-registered shareholders should refer to the section of the enclosed Management Information Circular/Proxy Statement entitled "Appointment and Revocation of Proxies — Non-Registered Holders" to find out how to attend or instruct an intermediary on the voting of shares beneficially owned by them.

Due to other personal commitments, Ms. Belinda Stronach tendered her resignation as a director and the Chairman of the Board of Tesma effective as of January 20, 2004. On behalf of management, the Board and all shareholders, we thank Ms. Stronach for her service and contribution to our growth and success during her tenure on our Board of Directors.

We look forward to seeing you at the Tesma Annual Meeting of Shareholders on May 4, 2004. For those of you who are unable to attend in person, please visit our website at www.tesma.com to watch a web cast of the Annual Meeting.

Yours truly,

(Signed) "MANFRED GINGL"	(Signed) "ANTHONY E. DOBRANOWSKI"
Manfred Gingl Chairman and Chief Executive Officer TESMA INTERNATIONAL INC.	Anthony E. Dobranowski President and Chief Financial Officer TESMA INTERNATIONAL INC.

TESMA INTERNATIONAL INC.
1000 Tesma Way • Concord • Ontario • Canada • L4K 5R8 • (T) (905) 417-2100 • (F) (905) 417-2101
 www.tesma.com